EXHIBIT 99.1

News Release
TANGER REPORTS SECOND QUARTER RESULTS & PROVIDES COVID-19 UPDATE
Collected 72% of July Rents

Greensboro, NC, August 5, 2020, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial results for the three and six months ended June 30, 2020 and operating metrics for the second quarter of 2020 and provided a COVID-19 update.

“We continue to recover from the government-mandated store closures that started in mid-March. Almost all stores have now reopened and our cash flow was positive in July. Tanger’s liquidity position remains strong, with cash on hand and line of credit capacity totaling more than half a billion dollars at the end of July,” said Steven B. Tanger, Chief Executive Officer. “In light of changing consumer behavior, we have implemented new offerings including Tanger Virtual ShopperTM and curbside pick-up programs. We believe these innovations will become durable components of our business going forward. We are pleased to see shoppers return to our centers, with traffic rebounding to approximately 85% of prior year levels over the last six weeks.”

“Rent collections were substantially better for July than for the second quarter given our proactive rent deferral strategy to address COVID-19 related store closures. However, there is continued uncertainty around the magnitude and duration of the pandemic and subsequent tenant financial challenges. Recapturing space from underperforming tenants presents challenges, but also provides a unique opportunity to elevate our tenant mix. We are encouraged by the new tenants we have recently added, including several upscale or first-in-portfolio brands.”

“We believe the outlet distribution channel continues to be critically important for many retailers. We have the advantage of open-air properties that provide an inviting place to shop, and tenants enjoy a relatively low cost of occupancy,” Mr. Tanger added.

Second Quarter Results

•
Net loss available to common shareholders was $0.25 per share, or $22.9 million, compared to net income available to common shareholders of $0.15 per share, or $13.6 million, for the prior year period. The current year period was heavily impacted by the COVID-19 pandemic and also includes a $3.1 million, or $0.03 per share, non-cash charge related to the Company’s share of an impairment of an asset in its Canadian unconsolidated joint venture. The prior year period included $4.4 million, or $0.04 per share, in general and administrative expense for the accelerated recognition of compensation cost related to the retirement of an executive officer.

•	Funds From Operations (“FFO”) available to common shareholders was $0.10 per share, or $10.0 million, compared to $0.52 per share, or $51.5 million, for the prior year period.

•
Core Funds From Operations (“Core FFO”) available to common shareholders was $0.10 per share, or $10.0 million, compared to $0.57 per share, or $55.8 million, for the prior year period. Core FFO, which excludes certain items that the Company does not consider indicative of its ongoing operating performance, excludes the compensation cost discussed above for the prior year period.

Year-to-Date Results

•
Net loss available to common shareholders was $0.54 per share, or $50.3 million, compared to net income available to common shareholders of $0.81 per share, or $75.3 million, for the prior year. The current year period was heavily impacted by the COVID-19 pandemic and also included non-cash charges totaling $48.8 million, or $0.50 per share, related to the impairment of the Canadian joint venture asset discussed above and the Company’s outlet center in Manshantucket, Connecticut (Foxwoods). The prior year period is inclusive of a gain on the sale of four outlet centers totaling $43.4 million, or $0.44 per share and $4.4 million, or $0.04 per share, of general and administrative expense discussed above.

•	FFO available to common shareholders was $0.60 per share, or $58.8 million, compared to $1.09 per share, or $107.4 million, for the prior year.

•
Core FFO available to common shareholders was $0.60 per share, or $58.8 million, compared to $1.14 per share, or $111.7 million, for the prior year. In the prior year period, Core FFO excludes the compensation cost discussed above.

FFO and Core FFO (previously referred to as Adjusted Funds From Operations or AFFO) are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income (loss) to FFO and Core FFO, if applicable, are included in this release. Per share amounts for net income (loss), FFO and Core FFO are on a diluted basis.

Balance Sheet and Liquidity

As previously announced, the Company has taken several steps to increase liquidity, preserve financial flexibility and meet its obligations for a sustained period of time until there is more clarity regarding the impact and duration of the pandemic and subsequent tenant bankruptcy announcements. These steps are discussed further in the COVID-19 Update section below.

As of July 31, 2020, the Company’s total liquidity was approximately $564 million, including cash and cash equivalents on the Company’s balance sheet and unused capacity under its lines of credit. During the second quarter of 2020, Tanger repaid $200 million of the outstanding balance under its $600 million unsecured lines of credit, and in July, repaid an additional $320 million.

Other than its unsecured lines of credit, which mature in October of 2021 and may be extended for one additional year, Tanger has no significant debt maturities until December 2023.

On June 11, 2020, Tanger completed amendments to the debt agreements for its lines of credit and bank term loan, primarily to improve future covenant flexibility. Refer to the Form 8-K filed with the Securities and Exchange Commission on June 16, 2020 for further details, including the amendments in their entirety.

As of June 30, 2020:

•	The Company remained in compliance with all of its debt covenants

•	Weighted average interest rate was 3.1% and weighted average term to maturity of outstanding consolidated debt, including extension options, was approximately 4.4 years

•	Approximately 94% of the Company’s consolidated square footage was unencumbered by mortgages

•	Interest coverage ratio (calculated as Adjusted EBITDA divided by interest expense) was 2.7 times for the first half of 2020 and 3.6 times for the trailing twelve months ended June 30, 2020

•
Total outstanding floating rate debt was approximately $411 million, representing approximately 21% of total consolidated debt outstanding or 15% of total enterprise value; reflecting the July line of credit repayments, floating rate debt represented 6% of total debt outstanding and 4% of total enterprise value

•	FAD payout ratio was 140% for the first half of 2020, which does not reflect the Board’s decision to temporarily suspend normal distributions following the payment of the May dividend

Tanger did not repurchase any common shares during the first half of 2020. As previously announced, the recent amendments to debt agreements prohibit share repurchases during the twelve-month surge leverage period beginning July 1, 2020.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Funds Available for Distribution (“FAD”) are supplemental non-GAAP financial measures of operating performance. Definitions of Adjusted EBITDA and FAD and reconciliations to the nearest comparable GAAP measures are included in this release.

Operating Metrics

The Company’s key portfolio results were as follows:

•	Consolidated portfolio occupancy rate was 93.8% on June 30, 2020, compared to 94.3% on March 31, 2020 and 96.0% on June 30, 2019

•
Blended average rental rates decreased 1.1% on a straight-line basis and 6.5% on a cash basis for all renewals and re-tenanted leases that commenced during the trailing twelve months ended June 30, 2020

•
Lease termination fees totaled $1.7 million for the first half of 2020, including $1.5 million for the second quarter, compared to $1.4 million for the first half of 2019, including $0.3 million for the second quarter

•
Same center net operating income (“Same Center NOI”) for the consolidated portfolio decreased $39.0 million for the quarter and $41.7 million year to date, largely due to the impact of the COVID-19 pandemic during the quarter, including the write-off of rental revenues of $33.9 million (excluding straight-line rents), partially offset by a reduction in property operating expense of $10.0 million

Same Center NOI is a supplemental non-GAAP financial measure of operating performance. A complete definition of Same Center NOI and a reconciliation to the nearest comparable GAAP measure is included in this release.

Leasing Activity

Total commenced leases for the trailing twelve months ended June 30, 2020 that were renewed or re-leased for all terms included 296 leases, totaling over 1.4 million square feet.

As of June 30, 2020, Tanger had lease renewals executed or in process for 67.5% of the space in the consolidated portfolio scheduled to expire during 2020 compared to 72.6% of the space scheduled to expire during 2019 that was executed or in process as of June 30, 2019.

Tanger recaptured approximately 380,000 square feet within its consolidated portfolio during the first half of 2020 related to bankruptcies and brand-wide restructurings by retailers, including 48,000 square feet in the second quarter. During the first half of 2019, approximately 187,000 square feet were recaptured, including 105,000 square feet during the second quarter. The Company anticipates additional store closures and lease adjustments related to recent tenant bankruptcy filings and restructuring announcements.

Tanger Virtual ShopperTM

During the quarter, Tanger launched the Tanger Virtual ShopperTM program, which serves to drive in-store sales for brands and retailers, functioning as a digital, service-minded extension of the brick-and-mortar shopping experience. Guests can shop remotely for their favorite brands, styles and outlet value deals across multiple retailers via on-site shopping specialists and stylists and can access any brand in the Tanger portfolio. Orders can be picked up curbside or shipped to home. The program is often generating incremental on-site visits.

COVID-19 Update

•
Guidance - Due to limited visibility regarding the duration and magnitude of the pandemic and subsequent tenant bankruptcy filings, Tanger previously withdrew its guidance and is not providing updated guidance at this time.

•
Cost Reductions - During the second quarter, the Company reduced cash outflows by approximately $11 million, including $1 million of general and administrative and $10 million of property operating expense. In addition, Tanger deferred its Nashville pre-development-stage project and certain other planned capital expenditures.

•
Store Reopenings - As of July 31, 2020, 95% of total occupied stores in the Company’s consolidated portfolio had reopened, representing 95% of leased square footage and 95% of annualized base rent. By June 15, 2020, in-store shopping for non-essential retail was allowed in every Tanger market. Reopened stores as a percentage of total occupied stores improved over time as more mandates were lifted, from 1% on April 6, 2020 to 56% on June 3, 2020 to 72% on June 14, 2020.

Tanger Centers have not closed throughout the pandemic, but have been operating under reduced hours since late April when the first stores began to reopen. Tanger’s centers may experience additional short-term store closures in the near term as retailers implement additional safety protocols at specific locations impacted by exposure to COVID-19.

•
Rent Collections - Collections were markedly better for July than for second quarter rents. During the month of July, the Company collected total rent receipts of approximately $44.8 million, which exceeds its estimated average monthly cash outflows of approximately $24 million. As of July 31, 2020, Tanger had collected 72% of July rents billed, and 79% of net July rents recognized before reserves and straight-line rent adjustments.

In late March, Tanger offered all tenants in its consolidated portfolio the option to defer 100% of April and May rents interest free, payable in equal installments due in January and February of 2021 as part of a strategy to proactively address COVID-19 related store closures by working with its tenant partners to reach a financial resolution to position both parties for long-term growth. The Company currently expects to collect approximately 43% of rents billed for the second quarter, to defer 26% and continues to negotiate 6%. The Company reserves all rights under its lease agreements and will pursue legal remedies to collect rent as appropriate.

During the quarter, Tanger wrote off 25% of second quarter rents, including 9% related to tenant bankruptcies, 2% related to other uncollectible accounts due to financial weakness and 14% related to one-time concessions in exchange for landlord-favorable amendments to lease structure. In addition, Tanger recorded a $9.7 million reserve for a portion of deferred and under negotiation billings that are expected to potentially become uncollectible in future periods. Further, the Company recognized a write-off of approximately $3.7 million in straight-line rents associated with bankruptcies and uncollectible accounts.

The tables below summarize the Company’s current collection status for second quarter rents, as well as the impact to rental revenues recognized during the three months ended June 30, 2020 (in thousands).

	2Q Rents Billed (1)	% of Billed	% of Net Rents Recognized Before Reserves & Straight-line Adjustments
Collection Status (as of July 31, 2020)
Paid	$32,580	33%	45%
Expected	9,788	10%	13%
Payment received or expected	$42,368	43%	58%

Deferred	25,558	26%	35%
Under negotiation	5,389	6%	7%
Deferred or under negotiation	$30,947	32%	42%

Net rents recognized before reserves & straight-line adjustments	$73,315	75%	100%

One-time rent concessions in exchange for landlord-favorable amendments to lease structure	13,852	14%
Bankruptcy related, primarily pre-petition rents	8,894	9%
At risk due to tenant financial weakness	1,447	2%
Do not expect to collect (written off in 2Q)	$24,193	25%

Total rents billed	$97,508	100%
(1) Excludes variable revenue which is derived from tenant sales and lease termination fees.

	Written Off	Reserved	Total Impact
Rental Revenue Impact
Base rentals	$9,697	$6,760	$16,457
Tenant reimbursements	4,155	2,897	7,052
Uncollectible tenant rents	10,341	—	10,341

Total before straight-line rent adjustments	$24,193	$9,657	$33,850

Straight-line rent adjustments	3,726	—	3,726

Total rental revenues impact	$27,919	$9,657	$37,576

•
Community Support - Throughout the pandemic, Tanger Outlet Centers have been used for Red Cross blood drives, food collection sites, curbside food pickup and as staging areas for law enforcement and emergency medical services. In an effort to provide a healthy environment for its team members, tenants, shoppers and communities, Tanger has taken measures operationally to comply with applicable public health guidelines, including frequent cleaning of common areas and other high-touch spaces, the closure of children’s play areas and other interactive features, the use of personal protective equipment by the Company’s customer service staff as well as third party maintenance, janitorial and security staff and assistance for retailers with managing social distancing guidelines when lines extend out of stores and into outlet center common areas.

Board Update

On July 20, 2020, Tanger’s Board of Directors increased the number of directors from seven to eight and elected Stephen Yalof, the Company’s President and Chief Operating Officer, to the Board per the terms of his employment agreement. Mr. Yalof, who will succeed Steven Tanger as Chief Executive Officer on January 1, 2021, will not be paid any director fees for his services as a director.

Dividends

Given the uncertainty related to the pandemic’s near and potential long-term impact, in May, the Company’s Board of Directors temporarily suspended dividend distributions to conserve approximately $35 million in cash per quarter and preserve the Company’s balance sheet strength and flexibility. The Board will continue to evaluate the potential for future dividend distributions on a quarterly basis. Tanger intends to remain in compliance with REIT taxable income distribution requirements for the 2020 tax year.

Second Quarter 2020 Conference Call

Tanger will host a conference call to discuss its second quarter 2020 results for analysts, investors and other interested parties on Thursday, August 6, 2020, at 8:30 a.m. Eastern Time. To access the conference call, listeners should dial 1-888-317-6016 and request to join the Tanger Factory Outlets Centers, Inc. SKT Call. Alternatively, a live audio webcast of this call will be available to the public on Tanger’s Investor Relations website, investors.tangeroutlets.com, hosted by S&P Global Market Intelligence. A telephone replay of the call will be available from August 6, 2020 at 11:00 a.m. through August 20, 2020 at 11:59 p.m. by dialing 1-877-344-7529, replay access code # 10145527. An online archive of the webcast will also be available through August 20, 2020.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 39 upscale outlet shopping centers. Tanger’s operating properties are located in 20 states and in Canada, totaling approximately 14.3 million square feet, leased to over 2,800 stores which are operated by more than 510 different brand name companies. The Company has more than 39 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 181 million visitors annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission (“SEC”) that includes a supplemental information package for the quarter ended June 30, 2020. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company’s website at www.tangeroutlets.com.

Safe Harbor Statement
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast” or similar expressions, and include the Company’s expectations regarding the impact of the COVID-19 pandemic on the Company’s business, financial results and financial condition, expectations regarding rent collections, the financial condition of the Company’s tenants, its leasing strategy and value proposition to retailers, occupancy and rent concessions, marketing programs, uses of capital, liquidity, dividend payments, cash flows, filling vacant space and share repurchases.
You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other important factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Important factors which may cause actual results to differ materially from current expectations include, but are not limited to: risks related to the impact of the COVID-19 pandemic on our tenants and on our business, financial condition, liquidity, results of operations and compliance with debt covenants; our inability to develop new outlet centers or expand existing outlet centers successfully; risks related to the economic performance and market value of our outlet centers; the relative illiquidity of real property investments; impairment charges affecting our properties; our dispositions of assets may not achieve anticipated results; competition for the acquisition and development of outlet centers, and our inability to complete outlet centers we have identified; the bankruptcy of one or more of the retailers in our centers; the fact certain of our lease agreements include co-tenancy and/or sales-based provisions that may allow a tenant to pay reduced rent and/or terminate a lease prior to its natural expiration; environmental regulations affecting our business; risks associated with possible terrorist activity or other acts or threats of violence and threats to public safety; our dependence on rental income from real property; our dependence on the results of operations of our retailers; the fact that certain of our properties are subject to ownership interests held by third parties, whose interests may conflict with ours; risks related to uninsured losses; the risk that consumer, travel, shopping and spending habits may change; risks associated with our Canadian investments; risks associated with attracting and retaining key personnel; risks associated with debt financing; risks associated with our guarantees of debt for, or other support we may provide to, joint venture properties; the effectiveness of our interest rate hedging arrangements; uncertainty relating to the potential phasing out of LIBOR; our potential failure to qualify as a REIT; our legal obligation to make distributions to our shareholders; legislative or regulatory actions that could adversely affect our shareholders, including the recent changes in the U.S. federal income taxation of U.S. businesses; our dependence on distributions from the Operating Partnership to meet our financial obligations, including dividends; the risk of a cyber-attack or an act of cyber-terrorism and other important factors set forth under Item 1A - “Risk Factors” in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s Current Reports on Form 8-K that the Company files with the SEC.

Investor Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    EVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

Media Contact Information

Quentin Pell
VP, Corporate Communications and Enterprise Risk Management
336-834-6827
quentin.pell@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Rental revenues	$62,273	$112,385	$170,831	$232,339
Management, leasing and other services	725	1,245	2,168	2,587
Other revenues	992	2,077	2,624	3,936
Total revenues	63,990	115,707	175,623	238,862
Expenses:
Property operating	28,158	36,726	66,785	79,103
General and administrative	11,566	16,473	24,150	28,618
Impairment charge	—	—	45,675	—
Depreciation and amortization	28,646	31,146	58,063	62,906
Total expenses	68,370	84,345	194,673	170,627
Other income (expense):
Interest expense	(16,943)	(15,134)	(32,139)	(31,441)
Gain on sale of assets	—	—	—	43,422
Other income (expense)	408	(3,417)	628	(3,193)
Total other income (expense)	(16,535)	(18,551)	(31,511)	8,788
Income (loss) before equity in earnings of unconsolidated joint ventures	(20,915)	12,811	(50,561)	77,023
Equity in earnings (losses) of unconsolidated joint ventures	(2,975)	1,646	(1,448)	3,275
Net income (loss)	(23,890)	14,457	(52,009)	80,298
Noncontrolling interests in Operating Partnership	1,202	(730)	2,629	(4,045)
Noncontrolling interests in other consolidated partnerships	—	—	(190)	(195)
Net income (loss) attributable to Tanger Factory Outlet Centers, Inc.	(22,688)	13,727	(49,570)	76,058
Allocation of earnings to participating securities	(176)	(114)	(692)	(725)
Net income (loss) available to common shareholders of Tanger Factory Outlet Centers, Inc.	$(22,864)	$13,613	$(50,262)	$75,333

Basic earnings per common share:
Net income (loss)	$(0.25)	$0.15	$(0.54)	$0.81

Diluted earnings per common share:
Net income (loss)	$(0.25)	$0.15	$(0.54)	$0.81

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Rental property:
Land	$266,537	$266,537
Buildings, improvements and fixtures	2,571,971	2,630,357
	2,838,508	2,896,894
Accumulated depreciation	(1,032,784)	(1,009,951)
Total rental property, net	1,805,724	1,886,943
Cash and cash equivalents	338,606	16,672
Investments in unconsolidated joint ventures	92,150	94,691
Deferred lease costs and other intangibles, net	94,757	96,712
Operating lease right-of-use assets	83,489	86,575
Prepaids and other assets	149,066	103,618
Total assets	$2,563,792	$2,285,211

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,139,585	$1,138,603
Unsecured term loan, net	347,003	347,367
Mortgages payable, net	81,897	83,803
Unsecured lines of credit, net	397,407	—
Total debt	1,965,892	1,569,773
Accounts payable and accrued expenses	70,895	79,562
Operating lease liabilities (1)	90,793	91,237
Other liabilities	106,229	88,530
Total liabilities	2,233,809	1,829,102
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 93,472,267 and 92,892,260 shares issued and outstanding at June 30, 2020 and December 31 2019, respectively	935	929
Paid in capital	781,485	775,035
Accumulated distributions in excess of net income	(433,396)	(317,263)
Accumulated other comprehensive loss	(35,513)	(25,495)
Equity attributable to Tanger Factory Outlet Centers, Inc.	313,511	433,206
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	16,472	22,903
Noncontrolling interests in other consolidated partnerships	—	—
Total equity	329,983	456,109
Total liabilities and equity	$2,563,792	$2,285,211

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	June 30,
	2020	2019
Gross leasable area open at end of period (in thousands):
Consolidated	12,051	12,047
Partially owned - unconsolidated	2,212	2,210
Total (1)	14,264	14,257

Outlet centers in operation at end of period:
Consolidated	32	32
Partially owned - unconsolidated	7	7
Total	39	39

States operated in at end of period (2)	19	19
Occupancy at end of period (2)	93.8%	96.0%

(1)	Due to rounding, numbers may not add up precisely to the totals provided.

(2)	Excludes the centers in which the Company has ownership interests but are held in unconsolidated joint ventures.

NON-GAAP SUPPLEMENTAL MEASURES

Beginning with the three months ended March 31, 2020, we have elected to supplement our disclosure with three additional non-GAAP measures, Adjusted EBITDA, EBITDAre and Adjusted EBITDAre (each as defined below), that are commonly provided in the REIT industry. See “Adjusted EBITDA, EBITDAre and Adjusted EBITDAre” below for more information. We also now refer to Adjusted Funds from Operations (“AFFO”) as Core Funds From Operations (“Core FFO”), but there has been no change to the definition of this measure.

Funds From Operations

Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with generally accepted accounting principles in the United States (“GAAP”). We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”), of which we are a member. In December 2018, NAREIT issued “NAREIT Funds From Operations White Paper - 2018 Restatement” which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income (loss).

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Core FFO, which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe that FFO payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FFO, is useful to investors because it facilitates the comparison of dividend coverage between REITs. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Core FFO

If applicable, we present Core FFO (formerly referred to as AFFO) as a supplemental measure of our performance. We define Core FFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below, if applicable. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Core FFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Core FFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Core FFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use Core FFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use Core FFO when determining incentive compensation.

Core FFO has limitations as an analytical tool. Some of these limitations are:

•	Core FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Core FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Core FFO does not reflect any cash requirements for such replacements;

•	Core FFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate Core FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Core FFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Core FFO only as a supplemental measure.

Funds Available for Distribution

Funds Available for Distribution (“FAD”) is a non-GAAP financial measure that we define as FFO, excluding corporate depreciation, amortization of finance costs, amortization of net debt discount (premium), amortization of equity-based compensation, straight-line rent amounts, market rent amounts, second generation tenant allowances, capital improvement expenditures, and our share of the items listed above for our unconsolidated joint ventures. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

We believe that net income (loss) is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Other companies in our industry may calculate FAD differently than we do, limiting its usefulness as a comparative measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income (“Portfolio NOI”) and same center net operating income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization, impairment charges and gains or losses on the sale of assets recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired, or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income (loss), FFO or Core FFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

Adjusted EBITDA, EBITDAre and Adjusted EBITDAre

We present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as adjusted for items described below (“Adjusted EBITDA”), EBITDA for Real Estate (“EBITDAre”) and Adjusted EBITDAre, all non-GAAP measures, as supplemental measures of our operating performance. Each of these measures is defined as follows:
We define Adjusted EBITDA as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization, gains and losses on sale of operating properties and joint venture properties, gains and losses on change of control, impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate, compensation related to executive officer retirement, gains and losses on extinguishment of debt, net and other items that we do not consider indicative of the Company's ongoing operating performance.
We determine EBITDAre based on the definition set forth by NAREIT, which is defined as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization, gains and losses on sale of operating properties, gains and losses on change of control and impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate and after adjustments to reflect our share of the EBITDAre of unconsolidated joint ventures.
Adjusted EBITDAre is defined as EBITDAre excluding gains and losses on extinguishment of debt, net, compensation related to executive officer retirement and other items that that we do not consider indicative of the Company's ongoing operating performance.
We present Adjusted EBITDA, EBITDAre and Adjusted EBITDAre as we believe they are useful for investors, creditors and rating agencies as they provide additional performance measures that are independent of a Company’s existing capital structure to facilitate the evaluation and comparison of the Company’s operating performance to other REITs and provide a more consistent metric for comparing the operating performance of the Company’s real estate between periods.

Adjusted EBITDA, EBITDAre and Adjusted EBITDAre have significant limitations as analytical tools, including:

•	They do not reflect our interest expense;

•
They do not reflect gains or losses on sales of operating properties or impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate;

•	Adjusted EBITDA and Adjusted EBITDAre do not reflect gains and losses on extinguishment of debt and other items that may affect operations; and

•	Other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA, EBITDAre and Adjusted EBITDAre should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, EBITDAre and Adjusted EBITDAre only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of Net Income (Loss) to FFO and Core FFO:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$(23,890)	$14,457	$(52,009)	$80,298
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	28,057	30,550	56,858	61,698
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,017	3,265	6,035	6,395
Impairment charge - consolidated	—	—	45,675	—
Impairment charge - unconsolidated joint ventures	3,091	—	3,091	—
Foreign currency loss from sale of joint venture property	—	3,641	—	3,641
Gain on sale of assets	—	—	—	(43,422)
FFO	10,275	51,913	59,650	108,610
FFO attributable to noncontrolling interests in other consolidated partnerships	—	—	(190)	(195)
Allocation of earnings to participating securities	(281)	(410)	(692)	(1,021)
FFO available to common shareholders (1)	$9,994	$51,503	$58,768	$107,394
As further adjusted for:
Compensation related to executive officer retirement (2)	—	4,371	—	4,371
Impact of above adjustment to the allocation of earnings to participating securities	—	(35)	—	(35)
Core FFO available to common shareholders (1)	$9,994	$55,839	$58,768	$111,730
FFO available to common shareholders per share - diluted (1)	$0.10	$0.52	$0.60	$1.09
Core FFO available to common shareholders per share - diluted (1)	$0.10	$0.57	$0.60	$1.14

Weighted Average Shares:
Basic weighted average common shares	92,632	93,187	92,569	93,245
Diluted weighted average common shares (for earnings per share computations)	92,632	93,187	92,569	93,245
Exchangeable operating partnership units	4,911	4,960	4,911	4,960
Diluted weighted average common shares (for FFO and Core FFO per share computations) (1)	97,543	98,147	97,480	98,205

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s REIT status.

(2)
Represents the accelerated recognition of compensation cost entitled to be received by the Company’s former President and Chief Operating Officer per the terms of a transition agreement executed in connection with his retirement.

Below is a reconciliation of FFO to FAD:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
FFO available to common shareholders	$9,994	$51,503	$58,768	$107,394
Adjusted for:
Corporate depreciation excluded above	589	596	1,205	1,208
Amortization of finance costs	833	750	1,590	1,497
Amortization of net debt discount (premium)	119	111	237	220
Amortization of equity-based compensation	3,431	6,982	7,219	10,800
Straight-line rent adjustments	2,550	(2,916)	677	(4,886)
Market rent adjustments	49	273	411	753
Second generation tenant allowances	(5,809)	(3,076)	(11,538)	(6,050)
Capital improvements	(4,046)	(6,848)	(9,192)	(9,897)
Adjustments from unconsolidated joint ventures	(89)	(798)	(121)	(1,204)
FAD available to common shareholders (1)	$7,621	$46,577	$49,256	$99,835
Dividends per share	$0.3575	$0.3550	$0.7125	$0.7050
FFO payout ratio	358%	68%	119%	65%
FAD payout ratio	447%	76%	140%	69%
Diluted weighted average common shares (1)	97,543	98,147	97,480	98,205

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s REIT status.

Below is a reconciliation of Net Income (Loss) to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$(23,890)	$14,457	$(52,009)	$80,298
Adjusted to exclude:
Equity in (earnings) losses of unconsolidated joint ventures	2,975	(1,646)	1,448	(3,275)
Interest expense	16,943	15,134	32,139	31,441
Gain on sale of assets	—	—	—	(43,422)
Other (income) expense	(408)	3,417	(628)	3,193
Impairment charge	—	—	45,675	—
Depreciation and amortization	28,646	31,146	58,063	62,906
Other non-property expenses	323	180	461	331
Corporate general and administrative expenses	11,715	16,635	24,294	28,767
Non-cash adjustments (1)	2,621	(2,628)	1,119	(4,100)
Lease termination fees	(1,514)	(269)	(1,677)	(1,399)
Portfolio NOI	37,411	76,426	108,885	154,740
Non-same center NOI (2)	—	(23)	—	(4,108)
Same Center NOI	$37,411	$76,403	$108,885	$150,632

(1)	Non-cash items include straight-line rent, above and below market rent amortization, straight-line rent expense on land leases and gains or losses on outparcel sales, as applicable.

(2)	Excluded from Same Center NOI:

Outlet centers sold:
Nags Head, Ocean City, Park City, and Williamsburg	March 2019

Below is a reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$(23,890)	$14,457	$(52,009)	$80,298
Adjusted to exclude:
Interest expense	16,943	15,134	32,139	31,441
Depreciation and amortization	28,646	31,146	58,063	62,906
Impairment charge - consolidated	—	—	45,675	—
Impairment charge - unconsolidated joint ventures	3,091	—	3,091	—
Loss on sale of joint venture property, including foreign currency effect	—	3,641	—	3,641
Gain on sale of assets	—	—	—	(43,422)
Compensation related to executive officer retirement	—	4,371	—	4,371
Adjusted EBITDA	$24,790	$68,749	$86,959	$139,235

Below is a reconciliation of Net Income (Loss) to EBITDAre:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Net income (loss)	$(23,890)	$14,457	$(52,009)	$80,298
Adjusted to exclude:
Interest expense	16,943	15,134	32,139	31,441
Depreciation and amortization	28,646	31,146	58,063	62,906
Impairment charge - consolidated	—	—	45,675	—
Impairment charge - unconsolidated joint ventures	3,091	—	3,091	—
Loss on sale of joint venture property, including foreign currency effect	—	3,641	—	3,641
Gain on sale of assets	—	—	—	(43,422)
Pro-rata share of interest expense - unconsolidated joint ventures	1,616	2,069	3,484	4,135
Pro-rata share of depreciation and amortization - unconsolidated joint ventures	3,018	3,265	6,035	6,343
EBITDAre	$29,424	$69,712	$96,478	$145,342
Compensation related to executive officer retirement	—	4,371	—	4,371
Adjusted EBITDAre	$29,424	$74,083	$96,478	$149,713